Exhibit 99.1

Kensington Leasing Signs Agreements to Acquire Social Media Company Wikifamilies SA and Stock Purchase Agreement with Principal Shareholder

REDLANDS, Calif.– (BUSINESS WIRE) – Kensington Leasing, Ltd. (OTCBB:KNSL) today announced that on March 23, 2011, it entered into an acquisition agreement to acquire Wikifamilies SA and a stock purchase agreement to obtain financing through common stock sales to Angelique de Maison, the principal shareholder, Chairman of the Board and Chief Executive Officer of the company.

Wikifamilies SA is a development stage Swiss company formed to design, develop and operate an Internet-based social media website, Wikifamilies.com, with a unique emphasis on families and new technologies.  This web-based platform is intended to enhance the ability of families to communicate and share family history and events while providing a secure location to transact family-related business matters.  Wikifamilies intends to launch the website in the second calendar quarter of 2011.

Under the terms of the acquisition agreement, Kensington Leasing will acquire all of the outstanding securities of Wikifamilies in exchange for 31,500,000 shares of common stock of Kensington Leasing.  This will represent approximately 68.43% of Kensington Leasing’s outstanding common stock at the closing.  The closing of the acquisition is subject to customary conditions, including the satisfactory completion of due diligence by the parties and the completion of an audit of Wikifamilies’ financial statements.  The closing is expected to occur April.

Business Insights has stated “Globally, the social networking market is already approaching maturity.  There were an estimated 917 million social networking users world-wide at the end of 2009 – 13.3% of the global population.  The scale and reach of social networking is forecast to more than double to 1,971.2 million users – 27% of the population – by the end of 2015.  By this stage, the social networking market will have reached maturity in most national and regional markets, being in use by a large majority of internet users, and achieving reach to approximately 80% of total global consumer expenditure.”

According to eMarketer, worldwide ad spending on social networks will reach almost $6 billion this year, amounting to $3.1 billion in the US and $2.9 billion in international markets.

“Studies have shown social networking now accounts for nearly 23% of all time spent on the Internet.”  Angelique de Maison, CEO of Kensington Leasing said announcing the deal, “The number of social media users aged 50 and older nearly doubled from 2009 to 2010.  We believe that family and legacy are primary motivators driving the need for the Wikifamilies technology, and that they have assembled the right team and technology to take advantage of this significant market opportunity,” she added.

Wikifamilies is managed by three renowned internet professionals, Malcolm Hutchinson, Robert Coleridge and Chris Dengler.  They have extensive experience building large IT projects and exceptional reputations as leading internet entrepreneurs and technologists.

Malcolm Hutchinson is a serial entrepreneur who has advised numerous companies on their internet business models and founded and co-founded a number of IT companies, including Living PlanIT SA, WISeKey SA, InfoMat Systems Pty Ltd and ITNetworks Inc.

Robert Coleridge is a long time systems analyst and software engineer with over 36 years experience in various technology industries, including 12 years at Microsoft Corporation as a senior software design engineer.  During his years at Microsoft, he designed, created and implemented strategic and visionary working prototypes for a number of the executives.  He also had the opportunity to play key roles in the development and vision that was to become .NET and WCF.  He helped design and implement Microsoft's first SOAP toolkit which today is better known as Web Services.

Chris Dengler was formerly a senior software design engineer with Microsoft and one of the two original architects and developers of what became known as Web Services and .NET.  He traveled widely with Bill Gates, Microsoft's Chairman and other senior Microsoft executives to introduce the concept of Web Services at high profile technical conferences and venture forums.

Under the stock purchase agreement, Ms. de Maison has agreed to purchase shares of common stock of Kensington Leasing principally to provide financing for Wikifamilies.  She purchased 300,000 shares for $75,000 upon execution of the stock purchase agreement, which has been loaned to Wikifamilies.  She has agreed to purchase an additional 600,000 shares for $150,000 upon closing of the Wikifamilies acquisition, and to make monthly purchases of up $100,000 per month for the 18 months following the closing.

FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including statements about the consummation and timing of the acquisition of Wikifamilies by Kensington Leasing, the business plan and prospective financial condition of Kensington Leasing. The forward-looking statements are subject to risks and uncertainties, including that the parties may not complete the transaction or that when completed, the transaction might be different than presently contemplated. Readers should not place undue reliance on the forward-looking statements. Neither Kensington Leasing nor Wikifamilies undertakes any obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. In addition, any forward looking statements regarding forward expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: whether Kensington Leasing can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Kensington Leasing can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release.

Contact:

Kensington Leasing, Ltd.
909-708-4303
Angelique de Maison, CEO
investorrelations@kensingtonleasing.com